CSK Auto Corporation Becomes Current in SEC Filings;
Enters into Third Amendment to Credit Agreement

PHOENIX, AZ, October 12, 2007 — CSK Auto Corporation (NYSE: CAO) (the “Company”), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today filed its Form 10-Q for the second quarter of fiscal 2007. With this filing, the Company has filed all previously delinquent periodic SEC filings and is now current in its financial reporting.

The Company also announced that CSK Auto, Inc. entered into a third amendment to its Term Credit Agreement. The Amendment increases the leverage ratios for the third and fourth quarters of fiscal 2007 as well as the first and second quarters of fiscal 2008 in order to minimize the possibility that it will be unable to comply with the leverage ratio covenants for these periods. The Credit Agreement was also amended to increase the spreads used to calculate the rate at which funds borrowed under the Credit Agreement accrue interest and to change the basis for determining the spread amount from the rating of the loans under the term loan facility to the Company’s corporate rating.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of August 5, 2007, we operated 1,334 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts, and Murray’s Discount Auto Stores.

Investor Contact: Brenda Bonn — Manager, Investor Relations 602-631-7483